As filed with the Securities and Exchange Commission on October 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STRATEX NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0016028
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

120 Rose Orchard Way
San Jose, California 95134
(408) 943-0777
(Address, including zip code, and telephone number, including area code, of registrar’s principal executive offices)

Carl Thomsen
Chief Financial Officer
120 Rose Orchard Way
San Jose, California 95134
(408) 943-0777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies of all communications to be sent to:
Justin L. Bastian, Esq.
Mary J. Shimizu, Esq.
Jessica J. Zhou, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
(650) 813-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum	Amount of
Securities to be	Amount to be	Aggregate Price Per Share	Aggregate Offering Price	Registration
Registered	Registered	(2)	(2)	Fee

Common Stock, $.001 par value (1)	730,238	$4.59	$3,351,792	$280

(1)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low sale prices reported on October 20, 2003, as reported on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 21, 2003

PROSPECTUS

STRATEX NETWORKS, INC.

730,238 Shares of Common Stock

     This prospectus relates to the offer and sale of 730,238 shares of our common stock by the selling stockholder. These shares may be offered and sold from time to time by the selling stockholder specified in this prospectus or its successors in interest. Information about the selling stockholder, and the times and manner in which the selling stockholder may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholder” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholder under this prospectus, but we have agreed to bear the expenses of registration of the shares offered by this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol “STXN.” On October 20, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $4.65 per share.

     You should consider the risks which we have described in “Risk Factors” beginning on page 2 before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2003

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
OUR COMPANY
RISK FACTORS
ISSUANCE OF SECURITIES TO THE SELLING STOCKHOLDER
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
NOTICE REGARDING ARTHUR ANDERSEN LLP
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, which we refer to as the Commission, using the Commission’s shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholder identified in this prospectus or any prospectus supplement may sell from time to time, in one or more offerings, up to 730,238 shares of common stock. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision.

     Market information in this prospectus and the incorporated documents is based generally on company estimates and not third party sources.

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FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on management’s current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and variations of these words and similar expressions in part to help identify forward-looking statements. These statements are not guarantees of future performance and are subject to various risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. These risks and uncertainties include those described in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. You should not place undue reliance on these forward-looking statements, and you should recognize that these statements reflect our view only as of the date of this prospectus.

OUR COMPANY

     We are a leading provider of innovative wireless transmission solutions primarily to mobile wireless carriers around the world. Our solutions also address the requirements of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. We design, manufacture and market a broad range of products that offer a wide range of transmission frequencies, ranging from 0.3 GigaHertz (GHz) to 38 GHz, and a wide range of transmission capacities, typically ranging from 64 Kilobits to 2XOC-3 or 311 Megabits per second (Mbps). In addition to our product offerings, we provide network planning, design and installation services and work closely with our customers to optimize transmission networks.

     We have a long history of introducing innovative products into the telecommunications industry. For example, in 1999, we introduced Altium, a family of digital microwave radios that provides both SONET (Synchronous Optical Networks) and SDH (Synchronous Digital Hierarchy) broadband transport and provides a high capacity wireless solution, allowing the deployment of voice and advanced data services for mobile backhaul, fixed wireless access and private network applications. In 2001, we introduced the Vantex chipset, which integrates high-order QAM, forward error correction and adaptive equalization, which are essential components in high-performance wireless radios, into one common chipset. In 2002, we introduced the Altium MX platform, which utilizes the Vantex chipset and expands the capabilities of the Altium product line. Our newest product platform, Eclipse, introduced in July 2003, is one of the first transmission platforms that combine a broad range of wireless transmission functions with a network processing node, containing many functions that previously had to be separately purchased from one or more equipment suppliers. Eclipse has the flexibility to increase transmission speeds and adjust capacity with software upgrades and is designed to simplify complex networks and lower the total cost of ownership over the product life. We have not yet recorded any sales of Eclipse.

     Our sales are generated primarily through our worldwide direct sales force. We also generate sales through base station suppliers, distributors and agents. Since 1985, we have sold over 256,000 microwave radios, which have been installed in over 150 countries.

     We were incorporated in California in 1984 and reorganized in Delaware in 1987. We were formerly known as Digital Microwave Corporation and DMC Stratex Networks, Inc. In August 2002, we changed our name from DMC Stratex Networks, Inc. to Stratex Networks, Inc. Our principal executive offices are located at 120 Rose Orchard Way, San Jose, California 95134. Our telephone number is (408) 943-0777. Our Internet Web site address is www.stratexnet.com. Information contained in our website is not a prospectus and does not constitute a part of this prospectus.

     Our trademarks include Eclipse™, Spectrum™, Vantex®, Altium®MX, XP4™, DART™, DXR® 700, DXR® 200, ProVision® and VeloxLE™. Other trademarks in this prospectus belong to their respective owners.

RISK FACTORS

     Before purchasing our common stock, you should carefully consider the risks described below in this section and the risks described in the documents incorporated by reference into this prospectus.

Competition could harm our ability to maintain or improve our position in the market and could decrease our revenues.

     The wireless interconnection and access business is a specialized segment of the wireless telecommunications industry and is extremely competitive. We expect that competition will increase. Some of our competitors have more extensive engineering, manufacturing and marketing capabilities and significantly greater financial, technical, and personnel resources than we have. In addition, some of our competitors have greater name recognition, broader product lines, a larger installed base of products and longer-standing customer relationships. Our competitors include established companies, such as Alcatel, L.M. Ericsson, the Microwave Communications Division of Harris Corporation, NEC, Nera Telecommunications, Nokia, and Siemens AG, as well as a number of smaller companies and private companies in selected markets. Some of our competitors are also base station suppliers through whom we market and sell our products. One or more of our largest customers could internally develop the capability to manufacture products similar to those manufactured or outsourced by us and, as a result, their demand for our products and services may decrease.

     In addition, we compete for acquisition and expansion opportunities with many entities that have substantially greater resources than we have. Furthermore, any acquisition we contemplate and subsequently complete may encourage certain of our competitors to enter into additional business combinations, to accelerate product development, or to engage in aggressive price reductions or other competitive practices, thereby creating even more powerful or aggressive competitors.

     We believe that our ability to compete successfully will depend on a number of factors both within and outside our control, including price, quality, availability, customer service and support, breadth of product line, product performance and features, rapid time-to-market delivery capabilities, reliability, timing of new product introductions by us, our customers and our competitors, the ability of our customers to obtain financing, and uncertainty of regional socio- and geopolitical factors. We cannot assure you that we will have the financial resources, technical expertise, or marketing, sales, distribution, and customer service and support capabilities to compete successfully.

Our average sales prices and gross margins are declining.

     Currently, manufacturers of digital microwave telecommunications equipment are experiencing, and are likely to continue to experience, on-going price pressure. This price pressure has resulted in, and is expected to continue to result in, downward pricing pressure on our products. As a result, we have experienced, and expect to continue to experience, declining average sales prices for our products and resulting lower gross margins. Our future profitability is dependent upon our ability to improve manufacturing efficiencies, reduce costs of materials used in our products and to continue to introduce new products and product enhancements. Our inability to respond to increased price competition will harm our business, financial condition and results of operations. In addition, some of our customers negotiate supply arrangements far in advance of delivery dates, and, in these situations, we must often commit to price reductions for our products before we are aware of how, or if, cost reductions can be obtained. As a result, current or future price reduction commitments could, and any inability by us to respond to increased price competition would, harm our business, financial condition and results of operations.

If we do not successfully market our new product, the Eclipse, our business would be harmed.

     In July 2003, we introduced our latest product, the Eclipse. Eclipse is one of the first transmission platforms that utilizes a nodal architecture and combines multiplexing, routing and cross-connection functions with low to high capacity wireless transmission into a single system. To a large extent, our future profitability depends on the successful commercialization of Eclipse We have only recently begun to market the Eclipse and have not yet recorded any sales. Further, because Eclipse represents a new innovative solution for wireless carriers, we cannot assure you that we will be able to successfully market this product. If Eclipse does not achieve broad market acceptance, we may not be able to recoup the significant amount of research and development expenses associated with the development and introduction of this product and our business could be negatively impacted. Should the introduction of Eclipse be unsuccessful, there would be a material adverse effect on our business, financial condition and results of operations.

Because a significant amount of our revenues comes from a few customers, the termination of any of these customer relationships may harm our business.

     Sales of our products are concentrated in a small number of customers. Two customers accounted for approximately 12% and 10%, respectively, of our net sales for the first quarter of fiscal 2004. One customer accounted for approximately 17% of net sales for the first quarter of fiscal 2003. Two customers accounted for approximately 11% and 10%, respectively, of net sales for fiscal 2003. The worldwide telecommunications industry is dominated by a small number of large corporations, and we expect that a significant portion of our future product sales will continue to be concentrated in a limited number of customers. In addition, our customers typically are not contractually obligated to purchase any quantity of products in any particular period, and product sales to major customers have varied widely from period to period. The loss of any existing customer, a significant reduction in the level of sales to any existing customer, or our inability to gain additional customers could result in further declines in our revenues. If these revenue declines occur, our business and financial condition would be harmed.

Due to our significant volume of international sales, we are susceptible to a number of political, economic and geographic risks that could materially adversely affect our business if they occur.

     We are highly dependent on sales to customers outside the United States. During fiscal 2002 and 2003, sales to international customers accounted for 92% and 95% of our net sales, respectively. In fiscal 2002 and 2003, sales to the Middle East/Africa region accounted for approximately 11% and 21% of our net sales, respectively. Also, significant portions of our international sales are in lesser developed countries, such as Nigeria, Russia and Pakistan. We expect that international sales will continue to account for the significant majority of our net product sales for the foreseeable future. As a result, the occurrence of certain international, political, economic or geographic events could materially adversely affect our business, financial condition and results of operations. These revenue shortfalls could cause our business, financial condition and results of operations to be harmed. Some of the risks and challenges of doing business internationally include:

•	unexpected changes in regulatory requirements;

•	fluctuations in foreign currency exchange rates;

•	imposition of, or changes in, tariffs and other barriers and restrictions;

•	management and operation of an enterprise spread over various countries;

•	burden of complying with a variety of foreign laws and regulations;

•	general economic and geopolitical conditions, including inflation and trade relationships in the markets in which we operate;

•	war and acts of terrorism;

•	currency exchange controls; and

•	unforeseen changes in export and import licensing requirements.

If we fail to develop and maintain distribution relationships, our revenues may decrease.

     Although a majority of sales are through our direct sales force, we also market our products through independent agents and distributors. In addition, we generate sales through base station suppliers. These relationships enhance our ability to pursue the limited number of major contract awards each year and, in some cases, are intended to provide our customers with easier access to financing and to integrated systems providers with a variety of equipment and service capabilities. We may not be able to continue to maintain and develop additional relationships or, if additional relationships are developed, they may not be successful. Our inability to establish or maintain these distribution relationships could restrict our ability to market our products and thereby result in significant reductions in revenue. If these revenue reductions occur, our business, financial condition and results of operations would be harmed.

Our industry is volatile and subject to frequent changes, and we may not be able to respond effectively or in a timely manner to these changes.

     We participate in a highly volatile industry that is characterized by vigorous competition for market share and rapid technological development. These factors could result in aggressive pricing practices and growing competition both from start-up companies and from well-capitalized telecommunication systems providers, which, in turn, could decrease our revenues. In response to changes in our industry and market conditions, we may restructure our activities to more strategically realign our resources. This includes assessing whether we should consider disposing of, or otherwise exiting, businesses and reviewing the recoverability of our tangible and intangible assets. Any decision to limit investment in our tangible and intangible assets or to dispose of or otherwise exit businesses may result in the recording of accrued liabilities for special charges, such as workforce reduction costs. Additionally, accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis of assets could change as a result of such assessments and decisions, and could harm our results of operations.

Because of the severe extended economic downturn in the world economy and the telecommunications industry, the demand for our products and services may continue to decrease.

     Due to the continued economic downturn in the world economy, as well as the global tightening of the capital markets for telecommunications and mobile cellular projects, our business opportunities have decreased globally. For example, in Mexico, our net sales decreased from $12.3 million in fiscal 2002 to $1.7 million in fiscal 2003. To the extent that the economic downturn and the global tightening of the capital markets continue, the demand for our products and services may decrease further in these countries and geographic regions. In addition, the terrorist attack of September 11, 2001, the subsequent military response by the United States, the aftermath of the U.S. war against Iraq, and the general socio- and geopolitical conditions in the Middle East, have negatively impacted, and may continue to negatively impact, the economy in general. This could impact our current and future business in the Middle East and could result in our customers delaying or canceling the purchase of our products, which would have a significant negative impact on our revenues.

Consolidation within the telecommunications industry and among suppliers could decrease our revenues.

     The telecommunications industry has experienced significant consolidation among its participants, and we expect this trend to continue. Some operators in this industry have experienced financial difficulty and have filed, or may file, for bankruptcy protection. Other operators may merge and one or more of our competitors may supply products to such companies that have merged or will merge. This consolidation could result in purchasing decision delays by the merged companies and decreased opportunities for us to supply our products to the merged companies. We may also see similar consolidation among suppliers, which may further decrease our opportunity to market and sell our products.

Our success depends on new product introductions and acceptance.

     The market for our products is characterized by rapid technological change, evolving industry standards and frequent new product introductions. Our future success will depend, in part, on continuous, timely development and introduction of new products and enhancements that address evolving market requirements and are attractive to customers. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. We spend significant resources on internal research and development to support our effort to develop and introduce new products and enhancements. To the extent that we fail to introduce new and innovative products, we could fail to obtain an adequate return on these investments and could lose market share to our competitors, which would be difficult or impossible to regain. An inability, for technological or other reasons, to develop successfully and introduce new products quickly or on a cost-effective basis could reduce our growth rate or otherwise materially damage our business, financial condition and results of operations.

     In the past we have experienced, and we are likely to experience in the future, delays in the development and introduction of products and enhancements. We cannot assure you that we will keep pace with the rapid rate of technological advances, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance before our competitors offer products with performance, features and quality similar to or better than our products. Our revenues and earnings may suffer if we invest in developing and marketing technologies and technology standards that do not function as expected, are not adopted in the industry or are not accepted in the market within the time frame we expect or at all.

Our customers may not pay us in a timely manner, or at all, which would decrease our revenues.

     Our business requires extensive credit risk management that may not be adequate to protect against customer nonpayment. Risks of nonpayment and nonperformance by customers are a major consideration in our business. Our accounts receivable balance is also concentrated among a few customers, increasing our credit risk. Two customers accounted for approximately 21% and 15%, respectively, of the total accounts receivable balance at June 30, 2003. Two customers accounted for approximately 19% and 17%, respectively, of the total accounts receivable balance at June 30, 2002. We generally require no collateral, although sales to Asia, Africa and the Middle East are often paid through letters of credit. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk.

The inability of our subcontractors to perform, or our key suppliers to manufacture and deliver our products, could cause our products to be produced in an untimely or unsatisfactory manner.

     Our manufacturing operations, which have been substantially subcontracted, are highly dependent upon the delivery of materials by outside suppliers in a timely manner. We have significant operations in San Jose, California, the United Kingdom, and New Zealand, and outsourcing arrangements in Asia. Also, we depend in part upon subcontractors to assemble major components and subsystems used in our products in a timely and satisfactory manner. We do not generally enter into long-term or volume purchase agreements with any of our suppliers, and we cannot assure you that such materials, components and subsystems will be available to us at such time and in quantities we require, if at all. In addition, due to the rapid and increasingly severe economic downturn, our suppliers have experienced and are continuing to experience various financial difficulties, which may impact their ability to supply the materials, components and subsystems that we require. Our inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair our ability to manufacture and deliver our products to our customers in a timely manner. We cannot assure you that we will not experience material supply problems or component or subsystem delays in the future. Also, our subcontractors may not be able to maintain the quality of our products, which might result in a large number of product returns by customers and could harm our business, financial condition and results of operations.

     We outsource a substantial portion of our manufacturing operations to Microelectronics Technology, Inc. in Taiwan. Additional risks associated with the outsourcing of our manufacturing operations to Microelectronics Technology, Inc. could include, among other things: (i) political risks due to political issues between Taiwan and the People’s Republic of China, (ii) risk of natural disasters in Taiwan, which is subject to earthquakes and typhoons, (iii) economic and regulatory developments, and (iv) other events leading to the disruption of manufacturing operations.

The global tightening of capital markets for the telecommunications and mobile cellular projects may result in excess inventory, which we cannot sell or be required to sell at distressed prices, and may result in longer credit terms to our customers.

     Many of our current and potential customers require significant capital funding to finance their telecommunications and mobile cellular projects, which include the purchase of our products and services. Due to the ongoing tightening of capital markets worldwide, available funding for these projects has been and may continue to be unavailable to some customers and thereby slow or halt the purchase of our products and services. This reduction in demand has resulted in excess inventories on hand, and could result in additional excess inventories in the future. If funding continues to be unavailable to our customers or their customers, we may be forced to take additional reserves for excess inventory. In addition, we may have to extend more and longer credit terms to our customers, which could negatively impact our cash and possibly result in higher bad debt expense. We cannot assure you that we will be successful in matching our inventory purchases with anticipated shipment volumes. As a result, we may fail to control the amount of inventory on hand and may be forced to take unanticipated additional reserves. Such additional inventory reserves, if required, would decrease our profits.

     In addition, in order to maintain competitiveness in an environment of restrictive third party financing, we may have to offer long-term customer financing that is recorded on our balance sheet. This may result in deferred revenue recognition and additional credit risk.

If we fail to manage our internal development or successfully integrate acquired businesses, we may not effectively manage our growth and our business may be harmed.

     Future growth of our operations depends, in part, on our ability to introduce new products and develop enhancements to existing products to meet the emerging trends in our industry. We have pursued, and will continue to pursue, growth opportunities through internal development, minority investments and acquisitions of complementary businesses and technologies. For example, on October 3, 2003, we completed the acquisition of Plessey Broadband Wireless, a division of Tellumat, Pty Ltd. Through this acquisition, we acquired a license-exempt telecommunications product line. We cannot assure you that we will be able to successfully integrate this product line or this division. We are unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed and successfully integrated. Once integrated, acquired businesses may not achieve comparable levels of revenues, profitability or productivity to our existing business or otherwise perform as expected. Also, acquisitions may involve difficulties in the retention of personnel, diversion of management’s attention, risks of our customers and the customers of acquired businesses deferring purchase decisions as they evaluate the impact of the acquisition, unexpected legal liabilities, and tax and accounting issues. Our failure to manage growth effectively could harm our business, financial condition and results of operations.

The unpredictability of our quarter-to-quarter results may harm the trading price of our common stock.

     Our quarterly operating results may vary significantly in the future for a variety of reasons, many of which are outside of our control, and any of which may harm our business. These factors include:

•	volume and timing of product orders received and delivered during the quarter;

•	our ability and the ability of our key suppliers to respond to changes made by customers in their orders;

•	timing of new product introductions by us or our competitors;

•	changes in the mix of products sold by us;

•	cost and availability of components and subsystems;

•	downward pricing pressure on our products;

•	adoption of new technologies and industry standards;

•	competitive factors, including pricing, availability and demand for competing products;

•	war and acts of terrorism;

•	ability of our customers to obtain financing to enable their purchase of our products;

•	fluctuations in foreign currency exchange rates;

•	regulatory developments;

•	general economic conditions worldwide; and

•	claims or litigation related to the decline in financial condition of CLECs, including, but not limited to, those CLECs currently involved in bankruptcy proceedings.

     Our quarterly results are difficult to predict and delays in product delivery or closing of a sale can cause net sales and net income to fluctuate significantly from anticipated levels. In addition, we may increase spending in response to competition or to pursue new market opportunities. Accordingly, we cannot assure you that we will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis.

Because of intense competition for highly skilled personnel, we may not be able to recruit and retain qualified personnel.

     Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers, including Charles D. Kissner, who currently serves as our Chairman of the Board and Chief Executive Officer. The loss of one or more of our key personnel could harm our business. Our prospects depend upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense and we may not be successful in attracting or retaining qualified personnel. The inability of one or more of our key personnel to perform in his or her current position or our inability to attract and retain qualified personnel could harm our business and deter our ability to expand our business.

If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

     Our ability to compete will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in the United States and internationally. We currently rely upon a combination of trade secrets, trademarks, patents and contractual rights to protect our intellectual property. In addition, we enter into confidentiality and invention assignment agreements with our employees, and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information. We cannot assure you that any steps taken by us will be adequate to deter misappropriation or impede independent third party development of similar technologies. In the event that such intellectual property arrangements are insufficient, our business, financial condition and results of operations could be harmed. We have significant operations in the United Kingdom and New Zealand, and outsourcing arrangements in Asia. We cannot assure you that the protection provided to our intellectual property by the laws and courts of foreign nations will be substantially similar to the protection and remedies available under U.S. law. Furthermore, we cannot assure you that third parties will not assert infringement claims against us based on foreign intellectual property rights and laws that are different from those established in the United States.

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

     The wireless telecommunications industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in often protracted and expensive litigation. We may in the future be notified that we are infringing upon certain patent or other intellectual property rights of others. Such litigation or claims could result in substantial costs and diversion of resources. In the event of an adverse result of any such litigation, we could be required to pay substantial damages, cease the licensing of allegedly infringing technology or the sale of allegedly infringing products and expend significant resources to develop non-infringing technology or to obtain licenses for the infringing technology. We cannot assure you that we would be successful in developing such non-infringing technology or that any license for the infringing technology would be available to us on commercially reasonable terms, if at all.

If sufficient radio frequency spectrum is not allocated for use by our products, and we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

     Radio communications are subject to regulation by United States and foreign laws and international treaties. Generally, our products must conform to a variety of United States and international requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. Any delays in compliance with respect to our future products could delay the introduction of such products.

     In addition, both in the United States and internationally, we are affected by the allocation and auction of the radio frequency spectrum by governmental authorities. Such governmental authorities may not allocate sufficient radio frequency spectrum for use by our products or we may not be successful in obtaining regulatory approval for our products from these authorities. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In addition, to operate in a jurisdiction, we must obtain regulatory approval for our products. Each jurisdiction in which we market our products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. If we are unable to obtain sufficient allocation of radio frequency spectrum by the appropriate governmental authority or obtain the proper regulatory approval for our products, our business, financial condition and results of operations may be harmed.

We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

     The regulatory environment in which we operate is subject to change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting development efforts by us and our customers, making current products and systems in the industry obsolete or increasing the opportunity for additional competition. Any such regulatory changes could harm our business, financial condition and results of operations. It may be necessary or advisable in the future to modify our products to operate in compliance with such regulations. Such modifications could be extremely expensive and time-consuming to complete.

Our stock price may be volatile, which may lead to losses by investors.

     Announcements of developments related to our business, announcements by competitors, quarterly fluctuations in our financial results and general conditions in the telecommunications industry in which we compete, or the economies of the countries in which we do business and other factors could cause the price of our common stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. These factors and fluctuations could lower the market price of our common stock.

ISSUANCE OF SECURITIES TO THE SELLING STOCKHOLDER

     In September 2003 we issued 730,238 shares of common stock as partial consideration for our purchase of certain assets of the selling stockholder. These 730,238 shares of common stock were issued to the selling stockholder in reliance on the exemption from the registration requirements of the 1933 Act provided by Regulation S, and by the exemption afforded to private placement transactions under Section 4(2) of the Securities Act. In connection with the agreement with the selling stockholder, we agreed to file a registration statement covering the resale of the shares of common stock and to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the date on which all of the shares offered by this prospectus have been sold.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered by this prospectus. The selling stockholder will receive all of the proceeds from the sale of the shares being offered by the selling stockholder.

SELLING STOCKHOLDER

     We are registering all of the shares of common stock covered by this prospectus for reoffers and resales by the selling stockholder. The table below sets forth specific information as of October 3, 2003, with respect to the number of shares of our common stock owned by the selling stockholder. The information set forth below is based on information provided by or on behalf of the selling stockholder. The selling stockholder and holders listed in any supplement to this prospectus, and any transferees, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any or all of these shares.

     Because the selling stockholder may offer all, some or none of the shares of our common stock listed below, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholder upon termination of any of the sales.

     The selling stockholder has not had any material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities.

     The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholder named below:

Percentage of
	Number of Shares		Number of Shares	Outstanding
Name and Address	of Common Stock		of Common Stock	Common Stock
of Selling	Owned Prior to	Common Stock	Owned After	Owned After
Stockholder(1)	Offering	Offered Hereby	Offering(2)	Offering(2)

Tellumat (Pty) Ltd.	730,238	730,238	0	0

(1)	The address for the selling stockholder is 64-74 White Road, Retreat, Cape Town, South Africa.

(2)	Assumes sale by the selling stockholder of all shares offered under this prospectus.

PLAN OF DISTRIBUTION

     We will pay all expenses incurred in connection with the registration of the shares covered by this prospectus. Brokerage commissions, underwriters’ fees, discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares covered by this prospectus will be borne by the selling stockholder.

     The selling stockholder may sell the common stock offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any underwriter, dealer or agent involved in the offer and sale of the common stock, the amounts underwritten and the nature of its obligation to take the common stock will be provided in an amendment to this registration statement.

     When used in this prospectus, the term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then-current market price and by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions; and

•	in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholder. Upon notification to us by a selling stockholder that any arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, an amendment to this registration statement will be filed, as required, disclosing:

•	the name of each such selling stockholder and of the participating brokers or dealers;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable;

•	that such brokers or dealers did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

     In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be an “underwriter” within the meaning of the Section 2(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Since the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed “underwriters,” they will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

     We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates.

     We have agreed to indemnify the selling stockholder against specific liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares covered by this prospectus against specific liabilities, including liabilities arising under the Securities Act.

     We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the earlier of the date on which all of the shares offered by this prospectus have been sold or the date on which all of the shares may be resold by the selling stockholder without registration and without regard to volume limitations under Rule 144 of the Securities Act or any other rule of similar effect. There is no assurance that the selling stockholder will offer for sale or sell any of the shares of common stock offered by this prospectus.

LEGAL MATTERS

     The legality of the shares of common stock offered by this prospectus will be passed upon by Morrison & Foerster LLP.

EXPERTS

     The financial statements and the related financial statement schedule as of and for the year ended March 31, 2003 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

NOTICE REGARDING ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On June 6, 2002, at the recommendation of the Audit Committee, our Board of Directors decided to dismiss Arthur Andersen LLP as our independent accountants. As Arthur Andersen LLP has ceased operations, we have been unable to obtain Arthur Andersen’s written consent to the inclusion into this prospectus supplement of its audit reports with respect to our financial statements for the fiscal years ended March 31, 2002 and 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus supplement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us with the Commission at the Commission’s Public Reference Room located at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public at the Commission’s Internet site at http://www.sec.gov.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or incorporated by reference therein for a copy of the contract or document.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes any previously filed information.

     We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed. We incorporate by reference the documents listed below and any amendments thereto.

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as filed with the Commission on May 19, 2003.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the Commission on August 13, 2003.

•	Our Current Report on Form 8-K, as filed with the Commission on September 12, 2003.

•	The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the Commission on November 1, 1991 and on Form 8-A/A, as filed with the Commission on December 27, 1996.

     Any statement contained in a document which is incorporated by reference in this prospectus or in any subsequent prospectus supplements will be modified or superseded for purposes of this prospectus or any subsequent prospectus supplements to the extent that a statement contained in this prospectus or incorporated by reference in this prospectus or in any prospectus supplements or in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus or in any subsequent prospectus supplements, modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplements. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference in this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus, including the exhibits to the relevant documents. Direct any request for copies to Carl A. Thomsen, Senior Vice President, Chief Financial Officer and Secretary, at our corporate headquarters, located at 120 Rose Orchard Way, San Jose, California 95134 (telephone number (408) 943-0777).

     You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. The securities offered by this prospectus may only be offered in states where the offer is permitted, and we and the selling stockholder are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

     The following is an itemized list of the estimated expenses to be incurred by us in connection with the offering of the securities being offered hereby. All of the expenses listed below will be paid by us. All amounts shown are estimates except the registration fee for this registration statement.

Amount to be Paid
Registration fee	$280
Printing and engraving expenses	10,000
Legal fees and expenses	35,000
Listing fees	15,000
Accounting fees and expenses	6,000

Total	$66,280

Item 15.      Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the “DGCL”) contains detailed provisions on indemnification of directors and officers against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with legal proceedings. Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as our company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our Certificate of Incorporation eliminates the liability of each of our directors to our stockholders or us for monetary damages for breach of fiduciary duty to the full extent provided by the DGCL, as such law exists or may hereafter be amended.

     Our Bylaws provide that we shall indemnify to the full extent authorized by Delaware law any person made, or threatened to be made, a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is one of our, or our predecessor’s, directors or officers or serves or served any other enterprise as a director or officer at our request or the request of any predecessor of us. We have purchased and maintain insurance on behalf of any person who is or was a director or officer against loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

     Indemnification applies to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Indemnification may include all expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the indemnified person.

     We have agreed to indemnify the selling stockholder, and the selling stockholder agreed to indemnify us and our officers, directors and controlling persons, for certain liabilities arising under the Securities Act or otherwise.

Item 16.      Exhibits

Exhibit
Number	Exhibit Description

5.1	Opinion of Morrison & Foerster LLP

Exhibit
Number	Exhibit Description

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Morrison & Foerster LLP (included as part of its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (contained herein)

Item 17.      Undertakings

     The undersigned registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)     That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on October 21, 2003.

STRATEX NETWORKS, INC.

By:	/s/ Carl A. Thomsen

Name: Carl A. Thomsen
Title: Senior Vice President,
Chief Financial Officer and Secretary

     The undersigned hereby constitutes and appoints Charles D. Kissner and Carl A. Thomsen, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the offering of common stock by Stratex Networks, Inc. and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles D. Kissner	Chairman of the Board and	October 21, 2003
Chief Executive Officer
Charles D. Kissner	(Principal Executive
Officer)

/s/ Carl A. Thomsen	Senior Vice President,	October 21, 2003
Chief Financial Officer and
Carl A. Thomsen	Secretary (Principal
Financial and Accounting
Officer)

/s/ Richard C. Alberding	Director	October 21, 2003

Richard C. Alberding

/s/ John W. Combs	Director	October 21, 2003

John W. Combs

/s/ William A. Hasler	Director	October 21, 2003

William A. Hasler

/s/ James D. Meindl, Ph.D.	Director	October 21, 2003

James D. Meindl, Ph.D.

	Director	October 21, 2003

V. Frank Mendicino

	Director	October 21, 2003

Edward F. Thompson

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Morrison & Foerster LLP (included as part of its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (contained herein)